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                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934






                             The Exploration Company
             (Exact name of registrant as specified in its charter)


                    500 North Loop 1604 East, Suite 250, San
                        Antonio, Texas 78232 (Address of
                          principal executive offices)


                                 (210) 496-5300
              (Registrant's telephone number, including area code)



         Colorado                 0-9120                     84-0793089
(State or other jurisdiction  Commission File Number)    (IRS Employer
   of incorporation)                                     Identification No.)






Date of Report (Date of Earliest Event Required to be Reported): January 1, 1998



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Item 9.  Sale of Equity Securities Pursuant to Regulation S

The Exploration Company ("TXCO") had an outstanding convertible debenture in the amount of $200,000, dated January 27, 1997, to Dr. Henri B. Meier, a non-U.S. person, as defined in Regulation S of the Securities Act of 1933, ("the Act") as amended. Effective January 1, 1998, under terms of the debenture, TXCO exercised its option to convert the entire debenture plus accrued and unpaid interest of $11,080 to shares of TXCO's common stock at a conversion price of $5.00 per share. Dr. Meier will receive 42,216 shares of the TXCO's common stock.

Additionally, TXCO had an outstanding convertible debenture in the amount of $3,800,000 dated January 29, 1997, to Pensionskasse der F. Hoffman-La Roche A.G., a non-U.S. person, as defined in Regulation S of the Securities Act of 1933, as amended. Effective January 1, 1998, under terms of the debenture, TXCO exercised its option to convert the entire debenture plus accrued and unpaid interest of $210,510 to shares of TXCO's common stock at a conversion price of $5.00 per share. Pensionskasse der F. Hoffman-La Roche A.G will receive 802,102 shares of the TXCO's common stock.

The cumulative effect of the transactions reported in this 8-K is that as of January 1, 1998, TXCO has issued an additional 844,318 shares of its common stock thereby increasing its issued and outstanding shares total to 15,613,516 shares. As both recipients of the new stock issuance are non-U.S. parties, within the meaning of the Act, all of the 844,318 shares were issued by TXCO in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended. TXCO's unaudited balance sheet net equity is anticipated to increase by approximately $4,220,000. With the conversion of these debentures, as of January 1, 1998, TXCO has no outstanding long-term debt.




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                                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                     THE EXPLORATION COMPANY
                                  (Registrant)


                                                             /s/ James E. Sigmon
                                                              James E. Sigmon
                                                              President



Date:  January 14, 1998